                                                                  EXHIBIT (a)(1)

                        BINDVIEW DEVELOPMENT CORPORATION

  OFFER TO RESCIND THE EXCHANGE OF CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS

               THE RESCISSION OFFER AND WITHDRAWAL RIGHTS EXPIRE

                 AT 5:00 P.M., CENTRAL TIME, ON JUNE 27, 2003,

                    UNLESS THE RESCISSION OFFER IS EXTENDED.

         BindView Development Corporation ("BindView") is offering those employees of BindView and our subsidiaries who previously accepted the opportunity to exchange certain outstanding stock options (the "Qualifying Old Options") to purchase shares of our common stock which were granted to them under the following stock option plans:

     (1)  BindView Development Corporation 1997 Incentive Plan;

     (2)  BindView Development Corporation Stock Option Plan;

     (3)  BindView Development Corporation Incentive Stock Option Plan;

     (4)  BindView Development Corporation 1998 Omnibus Incentive Plan;

     (5) BindView Development Corporation 2000 Indian Stock Option Plan (the "2000 Indian Plan"); and

     (6) BindView Development Corporation 2000 Employee Incentive Plan (the "2000 Plan");

 (individually, a "Plan" and collectively, the "Plans"), for new option grants to purchase shares of our common stock ("New Options") that we will grant under the 2000 Plan, or for certain employees residing outside of the United States, under the 2000 Indian Plan. The terms and conditions of the exchange were set forth in the Stock Option Exchange Offer dated 3 December 2002 (the "Exchange Offer").

         If you are an employee located outside the United States, you should review the addendum, if any, applicable to your country of residence. Special terms and tax considerations may apply to eligible employees outside the United States.

         We are making this rescission offer to our eligible employees upon the terms and subject to the conditions set forth in this Offer to Rescind the Exchange of Certain Outstanding Options for New Options (the "Rescission Offer Document") and in the related Notice to Withdraw From the Exchange Offer form (the "Notice to Withdraw" or "Notice of Withdrawal form", and together with this Rescission Offer Document, as they may be amended or supplemented from time to time, the "Rescission Offer").

         You are not required to accept the Rescission Offer, and withdrawal from the exchange is entirely voluntary. If you choose to accept the Rescission Offer, then BindView will return all of your Qualifying Old Options, and you must return the entire outstanding portion of each option grant you previously received in exchange for the corresponding Qualifying Old Options, if any, together with a properly completed Notice to Withdraw to BindView on or before 5:00 PM, Houston time, on June 27, 2003 (the "Rescission Offer Expiration Date").

         IF YOU DO NOT ACCEPT THE RESCISSION OFFER, YOU DO NOT NEED TO TAKE ANY ACTION, YOUR NEW OPTIONS WILL BE GRANTED AS PROVIDED IN THE EXCHANGE OFFER.

         The Rescission Offer is subject to the conditions described in Section 6 of this Rescission Offer Document. The Rescission Offer is not conditioned upon a minimum number of option exchanges being withdrawn.

         Eligible Employees. The eligible employees for purposes of this Rescission Offer are limited to all those current employees of BindView or our subsidiaries that elected to exchange (the "Exchange") their Qualifying Old Options for New Options pursuant to the Exchange Offer. Special terms and tax considerations may apply to eligible employees outside the United States. If you are an employee located outside the United States, you should obtain counsel from your financial or tax advisor.

         The information below is provided for your convenience. It does not change any of the terms of the Exchange Offer.

         Exchange Ratios for New Options. If you do not accept this Rescission Offer, then pursuant to the Exchange Offer, the number of shares that will be subject to each New Option is set forth in the following table, where the Exchange Ratio is the ratio of the number of new Options to be issued to the number of Qualifying Old Options to be surrendered:

       Exercise Price of Qualifying Old Options                       Exchange Ratio
       ----------------------------------------          ------------------------------------------
                  $3.00 to $4.99                         2 New Options for 3 Qualifying Old Options
                  $5.00 to $8.99                         1 New Option for 2 Qualifying Old Options
                  $9.00 and above                        1 New Option for 3 Qualifying Old Options

The New Options will be granted under, and will be subject to, the terms and conditions of the 2000 Plan, or for certain employees residing outside of the United States, under the 2000 Indian Plan. The exercise price of a New Option will be equal to the fair market value of a share of BindView common stock, as defined in the Plan, on the New Option Grant Date. No New Options will be granted for fractional shares.

The number of shares subject to each New Option will be proportionately adjusted for any stock splits, stock dividends and recapitalizations with respect to shares of our common stock occurring after the Rescission Offer Expiration Date.

         New Option Grant Date and Exercise Price. IF YOU DO NOT ACCEPT THE RESCISSION OFFER, THE NEW OPTIONS WILL BE GRANTED ON OR SHORTLY AFTER (BUT NOT LATER THAN 30 DAYS AFTER) THE FIRST TRADING DAY (THE "NEW OPTION GRANT DATE") THAT IS AFTER THE RESCISSION OFFER EXPIRATION DATE (EXCEPT IN CERTAIN COUNTRIES WHICH MAY REQUIRE A DELAYED GRANT DATE). The exercise price of the New Options will be equal to the closing sale price of our common stock on the Nasdaq National Market (or such other market on which the shares are principally traded or quoted) on the New Option Grant Date, provided that certain countries may require a higher exercise price. If you are an employee located outside the United States, you should obtain counsel from your financial or tax advisor.

         Vesting Schedule for New Options. Each New Option issued in the Exchange will vest with respect to (1) 25 percent of the option shares immediately upon issuance, and (2) the remaining option shares in equal installments every three months of service thereafter over the following three years, so that they will be 100 percent vested on the third anniversary of the New Option Grant Date.

         Other Terms and Conditions of New Options. The New Options will have a new ten year term (subject to earlier termination upon cessation of service), except for certain countries where the term may be different. If you are an employee located outside the United States, you should obtain counsel from your financial or tax advisor.

         Additional Information Regarding the Offer.
         ------------------------------------------

         All Qualifying Old Options returned for exchange pursuant to the Exchange Offer and not withdrawn by you pursuant to the Rescission Offer will be cancelled. Any Qualifying Old Option that you did not return for exchange or that is withdrawn by you from the Exchange pursuant to the Rescission Offer will remain outstanding and you will continue to hold such option in accordance with its terms.

         As of May 20, 2003, Qualifying Old Options to purchase 999,883 shares of our common stock had been surrendered, and New Options to purchase a total of 342,508 shares of our common stock are scheduled to be issued pursuant to the Exchange Offer.

         ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS RESCISSION OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD WITHDRAW YOUR QUALIFYING OLD OPTIONS FROM THE EXCHANGE OR REFRAIN FROM WITHDRAWING YOUR QUALIFYING OLD OPTIONS FROM THE EXCHANGE. THE RESCISSION OFFER IS ENTIRELY VOLUNTARY AND YOU MUST MAKE YOUR OWN DECISION WHETHER TO WITHDRAW FROM THE EXCHANGE YOUR QUALIFYING OLD OPTIONS, TAKING INTO ACCOUNT YOUR CIRCUMSTANCES AND PREFERENCES. MEMBERS OF OUR BOARD OF DIRECTORS AND OUR EXECUTIVE OFFICERS ARE NOT ELIGIBLE TO PARTICIPATE IN THE EXCHANGE.

         Shares of our common stock are quoted on the Nasdaq National Market under the symbol "BVEW." On May 20, 2003 the closing sale price of our common stock on the Nasdaq National Market was $1.12 per share. THE NEW OPTIONS WILL NOT BE GRANTED UNTIL A DATE THAT IS ON OR SHORTLY AFTER (BUT NOT LATER THAN 30 DAYS AFTER) THE FIRST TRADING DAY THAT IS AFTER THE RESCISSION OFFER EXPIRATION DATE (EXCEPT IN CERTAIN COUNTRIES WHICH MAY REQUIRE A DELAYED GRANT DATE). The exercise price per share of the New Options will be the closing sale price of our common stock as reported on the Nasdaq National Market (or such other market on which our shares are principally traded or quoted) on the date of grant, provided that certain countries may require a higher exercise price. If you are an employee located outside the United States, you should obtain counsel from your financial or tax advisor. The exercise price of your New Options may be higher or lower than the current price of our common stock, and may be higher or lower than the exercise price per share of any returned option grants. OVER THE PAST TWO YEARS THE MARKET PRICE OF OUR COMMON STOCK HAS DECLINED SUBSTANTIALLY AND HAS BEEN SUBJECT TO HIGH VOLATILITY. OUR COMMON STOCK MAY TRADE AT PRICES BELOW THE EXERCISE PRICE PER SHARE OF THE NEW OPTIONS. DEPENDING ON THE EXERCISE PRICE OF YOUR RETURNED OPTIONS AND OTHER FACTORS, IT IS POSSIBLE THAT THE NEW OPTIONS MAY BE LESS VALUABLE THAN THE QUALIFYING OLD OPTIONS YOU PREVIOUSLY RETURNED FOR EXCHANGE. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO PARTICIPATE IN THE RESCISSION OFFER. AT THE SAME TIME, YOU SHOULD CONSIDER THAT THE CURRENT MARKET PRICE OF OUR COMMON STOCK MAY PROVIDE LITTLE OR NO BASIS FOR PREDICTING WHAT THE MARKET PRICE OF OUR COMMON STOCK WILL BE ON THE GRANT DATE OF THE NEW OPTIONS OR AT ANY TIME IN THE FUTURE. YOU SHOULD CAREFULLY CONSIDER THESE UNCERTAINTIES BEFORE DECIDING WHETHER TO PARTICIPATE IN THE RESCISSION OFFER.

         For additional information or assistance, you can send your questions via email to OptionExchangeQuestions@bindview.com. This email address cannot be used to accept this Rescission Offer.

         To ensure that all eligible employees are receiving all pertinent information regarding this Rescission Offer, we may answer questions of general interest which are received by us at OptionExchangeQuestions@bindview.com by posting the answers on BindView's internal web site.

         WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS RESCISSION OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, IN THE RELATED NOTICE TO WITHDRAW, OR AS OTHERWISE PROVIDED IN THIS DOCUMENT. IF ANYONE MAKES ANY REPRESENTATION OR GIVES YOU ANY INFORMATION THAT IS DIFFERENT FROM THE REPRESENTATIONS AND INFORMATION CONTAINED HEREIN OR IN THE NOTICE TO WITHDRAW, YOU MUST NOT RELY UPON THAT REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD WITHDRAW ANY OF YOUR OPTION GRANTS FROM THE EXCHANGE PURSUANT TO THE RESCISSION OFFER. IF ANYONE MAKES ANY RECOMMENDATION TO YOU, YOU MUST NOT RELY UPON THAT RECOMMENDATION AS HAVING BEEN AUTHORIZED BY US. YOU SHOULD RELY ONLY ON THE REPRESENTATIONS AND INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU.

         If you wish to accept this Rescission Offer and wish to withdraw one or more of your option grants from the Exchange, you must complete and sign the Notice to Withdraw and mail your signed Notice to Withdraw form and any other required documents to us at BindView Development Corporation, 25th Floor reception desk, 5151 San Felipe, Suite 2500, Houston, Texas 77056 or by facsimile to (713) 561-1376, Attn: Kelly Gillespie. We are requiring that all hard copy Notice to Withdraw forms be physically received via mail or fax by 5:00 p.m. Central Time on the Rescission Offer Expiration Date, currently expected to be June 27, 2003 unless we extend it.

         We are not making this Rescission Offer to, nor will we accept any submission for exchange of option grants from or on behalf of, option holders in any jurisdiction in which this Rescission Offer, the Exchange or the acceptance of any exchange of option grants would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this Rescission Offer, the Exchange and the grant of New Options to option holders in compliance with the laws of any such jurisdiction.

                               TABLE OF CONTENTS
                                                                           PAGE

SUMMARY TERM SHEET...........................................................3

THE RESCISSION OFFER........................................................13

         1.  EXCHANGE WITHDRAWAL; RESCISSION OFFER EXPIRATION DATE..........13

         2.  PURPOSE OF THE EXCHANGE OFFER..................................14

         3.  STATUS OF QUALIFYING OLD OPTIONS NOT EXCHANGED.................15

         4.  WITHDRAWAL RIGHTS..............................................15

         5.  ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.16

         6.  CONDITIONS OF THE RESCISSION OFFER.............................19

         7.  PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.............20

         8.  SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.......21

         9.  NEW OPTIONS WILL DIFFER FROM QUALIFYING OLD OPTIONS............24

         10. INFORMATION CONCERNING BINDVIEW................................24

         11. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND
             ARRANGEMENTS CONCERNING THE OPTIONS............................25

         12. STATUS OF OPTIONS ACQUIRED BY US IN THE RESCISSION OFFER;
             ACCOUNTING CONSEQUENCES OF THE RESCISSION OFFER................27

         13. LEGAL MATTERS; REGULATORY APPROVALS............................27

         14. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES..................27

         15. EXTENSION OF RESCISSION OFFER; TERMINATION; AMENDMENT..........28

         16. FEES AND EXPENSES..............................................29

         17. ADDITIONAL INFORMATION.........................................29

         18. MISCELLANEOUS..................................................30

                          INDEX TO SUMMARY TERM SHEET

1.  Why is BindView making this Rescission Offer?.............................3

2.  Why did BindView make the Exchange Offer?.................................3

3.  What securities are subject to the Exchange?..............................3

4.  Who is eligible to participate in this Rescission Offer?..................4

5.  How do I accept the Rescission Offer and withdraw my options from the Exchange?.............................................................4

6.  Are employees located outside the United States eligible to participate in this Rescission Offer and the Exchange Offer?..........................4

7. With respect to each of my Qualifying Old Options, do I have to withdraw all of the Qualifying Old Options that I Exchanged or may I decide to withdraw the Exchange of only a portion of the Qualifying Old Options that I exchanged?.........................................................4

8.  Must I myself make the decision to withdraw my option grants from the
    Exchange?.................................................................5

9.  If I do not accept this Rescission Offer, how many New Options will I receive in exchange for my returned Qualifying Old Options?...............5

10. How did BindView determine the number of shares to be subject to New
    Options issuable in exchange for Qualifying Old Options?..................5

11. What happens if I do not accept this Rescission Offer?....................6

12. Must I remain an employee of BindView to get New Options?.................6

13. What if I participated in the Exchange Offer but I am not an employee of BindView when the New Options are granted?.............................6

14. What happens if after the expiration date of the Rescission Offer I leave BindView or am terminated as an employee?...........................6

15. Will my employment, job status, title or future opportunities be impacted by my decision to accept or not accept this Rescission Offer?....7

16. When will I receive my New Options?.......................................7

17. What will be the exercise price of the New Options?.......................7

18. Will any of the New Options issued to me have a different vesting schedule than the Qualifying Old Options?.................................8

19. Why did BindView change its vesting schedule?.............................8

20. Does the vesting schedule change for Qualifying Old Options I do not exchange?.................................................................8

21. Will the New Options be different from my Qualifying Old Options?.........8

22. What happens if BindView merges into or is acquired by another company?...9

23. Will I have to pay taxes if I do not accept this Rescission Offer and exchange my options in the Exchange Offer?................................9

24. Will my New Options be incentive stock options or non-statutory stock options?...........................................................10

25. If I have incentive stock options, what happens if I elect to accept this Rescission Offer?...................................................10

26. If I have incentive stock options, what happens if I do not elect to accept this Rescission Offer?............................................10

27. When does this Rescission Offer expire? Can this Rescission Offer be extended, and if so, how will I be notified if it is extended?...........10

28. During what period of time may I withdraw previously returned
    Qualifying Old Options?..................................................10

29. What does BindView think of this Rescission Offer?.......................11

30. What are some of the key dates to remember?..............................11

31. What would be the effect of a reverse stock split of BindView's
    Common Stock?............................................................11

32. Who can I talk to if I have questions about this Rescission Offer?.......11

33. Where can I find more information about BindView in general?.............11

                               SUMMARY TERM SHEET

         The following are answers to some of the questions that you may have about this Rescission Offer. We urge you to carefully read the remainder of this Rescission Offer Document and the accompanying Notice to Withdraw because the information in this summary and in the introductory pages preceding this summary is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of this Rescission Offer Document and the Notice to Withdraw. We have included page references to the relevant sections of this Rescission Offer Document where you can find a more complete description of the topics in this summary.

         Explanations of the following key terms may be found in the referenced question located on the referenced page number:

         Qualifying Old Option:    See Question 3 on page 3

         Grant Date of the New Options:    See Question 16 on page 7

         New Option:  See Question 2 beginning on page 3 and Question 9 beginning on page 5

1.       WHY IS BINDVIEW MAKING THIS RESCISSION OFFER?

         BindView has determined that in order to comply with the position of the Division of Corporation Finance of the Securities and Exchange Commission ("SEC") that compensatory exchange offers such as the Exchange Offer may be subject to the issuer tender offer rules, it will conduct a rescission offer to each holder of a Qualifying Old Option who elected to exchange Qualifying Old Options for a New Option in the Exchange by filing a Schedule TO with the SEC and distributing the disclosure required by the schedule to those holders and allowing them to withdraw their Qualifying Old Options previously returned to BindView pursuant to the Exchange at any time during the period from May 30, 2003 and the Rescission Offer Expiration Date, June 27, 2003.

2.       WHY DID BINDVIEW MAKE THE EXCHANGE OFFER?

         Many of our outstanding option grants, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. For this reason, we believe these option grants may not effectively retain and motivate our employees, and are unlikely to be exercised in the near future. By making the offer to exchange certain outstanding option grants for New Options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees with the benefit of holding option grants that over time may have a greater potential to increase in value, and thereby create better incentives for our employees to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for all of our shareholders. (Page 14)

3.       WHAT SECURITIES ARE SUBJECT TO THE TO EXCHANGE?

         Qualifying Old Options will be exchanged for New Options. Qualifying Old Options are stock option grants held by current employees (excluding those who have received a written notification of their termination) that are outstanding under any Plan that have an exercise price of greater than $3.00 per share.

4.       WHO IS ELIGIBLE TO PARTICIPATE IN THIS RESCISSION OFFER?

         Current employees of BindView and its subsidiaries (excluding those who have received a written notification of their termination, such employees will have their options automatically withdrawn from the Exchange), are eligible to participate in this Rescission Offer to the extent they accepted the Exchange Offer. Members of our board of directors and our executive officers are not eligible to participate in the Exchange Offer. (Page 13)

5.       HOW DO I ACCEPT THE RESCISSION OFFER AND WITHDRAW MY OPTIONS FROM THE
         EXCHANGE?

         If you wish to accept this Rescission Offer and wish to withdraw one or more of your Qualifying Old Options from the Exchange, you must complete and sign the Notice to Withdraw and mail your signed Notice to Withdraw form and any other required documents to us at BindView Development Corporation, 25th Floor reception desk, 5151 San Felipe, Suite 2500, Houston, Texas 77056 or by facsimile to (713) 561-1376, Attn: Kelly Gillespie. We are requiring that all hard copy Notice to Withdraw forms be physically received via mail or fax by 5:00 p.m. Central Time on the Rescission Offer Expiration Date, currently expected to be June 27, 2003 unless we extend it.

6. ARE EMPLOYEES LOCATED OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE IN THIS RESCISSION OFFER AND THE EXCHANGE OFFER?

         Yes. Current employees (excluding those who have received a written notification of their termination, such employees will have their options automatically withdrawn from the Exchange), including employees located outside the United States, holding Qualifying Old Options may participate in both this Rescission Offer and the Exchange Offer. Special considerations may apply to employees located outside the United States and, accordingly, New Options issued to non-U.S. employees may be subject to different terms and conditions (including, without limitation, grant date, exercise price, exercise date, method of exercise, option term and certain additional tax payments or elections) than those granted to persons employed in the U.S. In some countries, the application of local rules may have important consequences to employees resident in those countries. We have distributed with this Rescission Offer addendum describing some of these different terms and conditions and certain of these consequences with respect to certain countries where our non-U.S. employees are located. If you are an employee located outside the United States, you should review the addendum and consult your individual tax, legal and investment advisors before deciding whether to accept this Rescission Offer.
(Page16)

7. WITH RESPECT TO EACH OF MY QUALIFYING OLD OPTIONS, DO I HAVE TO WITHDRAW ALL OF THE QUALIFYING OLD OPTIONS THAT I EXCHANGED OR MAY I DECIDE TO WITHDRAW THE EXCHANGE OF ONLY A PORTION OF THE QUALIFYING OLD OPTIONS THAT I EXCHANGED?

         You may choose to withdraw from the Exchange one Qualifying Old Option in its entirety and not withdraw from the Exchange another Qualifying Old Option. However, you may not withdraw from the Exchange less than all of a particular Qualifying Old Option.

         For example, if you returned for exchange two separate Qualifying Old Options, you may choose to withdraw or return for exchange neither option grant, both option grants or one option grant. However, if you wish to withdraw a particular Qualifying Old Option, you may not withdraw anything less than that entire Qualifying Old Option.

         If you returned for exchange a Qualifying Old Option that was divided into an incentive stock option and a non-statutory option (sometimes referred to as a "Non-Qualified Stock Option" or "Non-Statutory Stock Option") because of the rules limiting the amount of incentive stock options you could receive, we treat these as a single Qualifying Old Option and you may only choose to withdraw both Qualifying Old Options or neither one.

         This Rescission Offer is entirely voluntary and you are not required to participate. (Page 18)

8.       MUST I MYSELF MAKE THE DECISION TO WITHDRAW MY OPTION GRANTS FROM THE
         EXCHANGE?

         Yes. Your Qualifying Old Options were granted to you and only you have the right to accept this Rescission Offer as to any of your Qualifying Old Options that you elected to return pursuant to the Exchange Offer. You cannot be forced to withdraw your option grants. This is a voluntary program and you must personally decide whether or not to withdraw your options from the Exchange. If you do nothing, the Qualifying Old Options that you elected to return pursuant to the Exchange Offer will not be withdrawn and they will be exchanged pursuant to the Exchange Offer.

9. IF I DO NOT ACCEPT THIS RESCISSION OFFER, HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR MY RETURNED QUALIFYING OLD OPTIONS?

It depends. If you do not accept this Rescission Offer, then pursuant to the Exchange Offer, the number of shares that will be subject to each New Option is set forth in the following table, where the Exchange Ratio is the ratio of the number of new Options to be issued to the number of Qualifying Old Options to be surrendered:

Exercise Price of Qualifying Old Options                      Exchange Ratio
----------------------------------------       --------------------------------------------
        $3.00 to $4.99                         2 New Options for 3 Qualifying Old Options
        $5.00 to $8.99                         1 New Option for 2 Qualifying Old Options
        $9.00 and above                        1 New Option for 3 Qualifying Old Options

The New Options will be granted under, and will be subject to, the terms and conditions of the 2000 Plan, or for certain employees residing outside of the United States, under the 2000 Indian Plan. The exercise price of a New Option will be equal to the fair market value of a share of BindView common stock, as defined in the Plan, on the New Option Grant Date. No New Options will be granted for fractional shares.

The number of shares subject to each New Option will be proportionately adjusted for any stock splits, stock dividends and recapitalizations with respect to shares of our common stock occurring after the Rescission Offer Expiration Date.

10. HOW DID BINDVIEW DETERMINE THE NUMBER OF SHARES TO BE SUBJECT TO NEW OPTIONS ISSUABLE IN EXCHANGE FOR QUALIFYING OLD OPTIONS?

         BindView determined the conversion ratios set forth in the answer to Question 9 above after considering such factors as: the number of optioned shares that were outstanding in various ranges of exercise price; the ratio of optioned shares to the total number of issued and outstanding shares; historical data about the price of our common stock; recent trends in our stock price; and other aspects of our overall employee-compensation policies.

11.      WHAT HAPPENS IF I DO NOT ACCEPT THIS RESCISSION OFFER?

         Nothing. All Qualifying Old Options that you chose to return for exchange will be exchanged for a New Option to be granted on the New Option Grant Date.

12.      MUST I REMAIN AN EMPLOYEE OF BINDVIEW TO GET NEW OPTIONS?

         Yes. To receive a New Option, you must remain an employee of BindView or one of our subsidiaries continuously through the date we issue the New Options. As discussed below, the New Options will be issued on or shortly after (but no later than 30 days after) the first trading day that is after the Rescission Offer Expiration Date.

         IF YOU DO NOT REMAIN AN EMPLOYEE OF BINDVIEW OR ONE OF OUR SUBSIDIARIES CONTINUOUSLY FROM THE DATE YOU RETURNED YOUR QUALIFYING OLD OPTIONS FOR EXCHANGE THROUGH THE DATE YOUR NEW OPTIONS ARE ISSUABLE, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER PAYMENT OR CONSIDERATION IN EXCHANGE FOR YOUR RETURNED QUALIFYING OLD OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND CANCELLED. THIS RULE APPLIES REGARDLESS OF THE REASON YOUR EMPLOYMENT MAY BE TERMINATED, WHETHER AS A RESULT OF VOLUNTARY RESIGNATION OR INVOLUNTARY TERMINATION, INCLUDING TERMINATION BY REDUCTION IN FORCE, DEATH OR DISABILITY. (Page 13 and Page 15)

13. WHAT IF I PARTICIPATED IN THE EXCHANGE OFFER BUT I AM NOT AN EMPLOYEE OF BINDVIEW WHEN THE NEW OPTIONS ARE GRANTED?

         IF YOU ARE NOT AN EMPLOYEE OF BINDVIEW OR ONE OF OUR SUBSIDIARIES CONTINUOUSLY FROM THE DATE YOU RETURNED YOUR QUALIFYING OLD OPTIONS FOR EXCHANGE THROUGH THE DATE WHEN NEW OPTIONS TO WHICH YOU WOULD OTHERWISE HAVE BEEN ENTITLED ARE GRANTED AND YOU DO NOT ACCEPT THIS RESCISSION OFFER, YOU WILL NOT BE GRANTED ANY NEW OPTIONS AND ALL RETURNED QUALIFYING OLD OPTIONS WILL HAVE BEEN CANCELLED. This will be the case even though one or more of your Qualifying Old Options may currently be fully or partially vested. If you accept this Rescission Offer and withdraw your Qualifying Old Options from the Exchange, when your employment with us ends, you generally will be able to exercise your Qualifying Old Options, if any, during the limited period specified in your option documents, to the extent those Qualifying Old Options are vested on the day your employment ends. But, if you do not accept this Rescission Offer, your returned option grants will be cancelled immediately following the Rescission Offer Expiration Date, and you will not be eligible to receive New Options, if you are not employed by us continuously from the date you returned for exchange your Qualifying Old Options through the grant date of the New Options. (Page 13 and Page 15)

14. WHAT HAPPENS IF AFTER THE EXPIRATION DATE OF THE RESCISSION OFFER I LEAVE BINDVIEW OR AM TERMINATED AS AN EMPLOYEE?

         The result depends on when you leave or the termination occurs.

         If prior to the grant date of the New Option your employment with us terminates for any reason after the Rescission Offer Expiration Date, but prior to the grant date of the New Options, and you did not accept this Rescission Offer, then you will not be entitled to receive a New Option or to have your cancelled Qualifying Old Options returned or to receive any payment for your cancelled Qualifying Old Options. You will lose the Qualifying Old Options that are returned for exchange. You will only be entitled to receive a New Option if you remain continuously employed by us through and including the date of grant of the New Option.

         If your employment terminates after the date of grant of the New Options, you will only be able to exercise the New Options to the extent they are vested and exercisable at the time of your termination, and you will only have the limited time period specified in the option agreement following your termination in which to exercise the vested portion of your New Options.

         Once the Rescission Offer Expiration Date has passed and you have not accepted this Rescission Offer, you will have no rights with respect to those Qualifying Old Options, and they will not be reissued or returned to you for any reason.

         THIS RESCISSION OFFER DOES NOT CHANGE THE NATURE OF YOUR EMPLOYMENT WITH US, AND DOES NOT CREATE ANY OBLIGATION ON BINDVIEW TO CONTINUE YOUR EMPLOYMENT FOR ANY PERIOD. UNITED STATES EMPLOYEES ARE GENERALLY CONSIDERED TO BE "AT WILL" EMPLOYEES. EMPLOYMENT OF "AT WILL" EMPLOYEES MAY BE TERMINATED BY US OR BY THE EMPLOYEE AT ANY TIME, INCLUDING PRIOR TO THE GRANT DATE OR VESTING OF THE NEW OPTIONS, FOR ANY REASON, WITH OR WITHOUT CAUSE.

15. WILL MY EMPLOYMENT, JOB STATUS, TITLE OR FUTURE OPPORTUNITIES BE AFFECTED BY MY DECISION TO ACCEPT OR NOT ACCEPT THIS RESCISSION OFFER?

         No. Your decision will not affect your employment, job status, title or future opportunities at BindView. In addition, if you choose to accept the Rescission Offer for the Exchange of your Qualifying Old Options, your opportunities for future stock option grants will not be affected.

16.      WHEN WILL I RECEIVE MY NEW OPTIONS?

         We will grant the New Options on or shortly after (but not later than 30 days after) the first trading day that is after the Rescission Offer Expiration Date (except in certain countries which may require a delayed grant date). If the Rescission Offer is not extended from June 27, 2003, which is the scheduled Rescission Offer Expiration Date, the grant date of the New Options will be on or shortly after (but not later than 30 days after) June 30, 2003. (Page 16)

17.      WHAT WILL BE THE EXERCISE PRICE OF THE NEW OPTIONS?

         The exercise price per share of the New Options will be equal to the closing sale price of our common stock on the Nasdaq National Market (or such other market on which the shares are principally traded or quoted) on the date we grant the New Options. Accordingly, we cannot predict the exercise price of the New Options. The closing sale price per share of our common stock on the Nasdaq National Market on May 20, 2003 was $1.12. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL ON OR SHORTLY AFTER (BUT NOT LATER THAN 30 DAYS AFTER) THE FIRST TRADING DAY THAT IS AFTER THE RESCISSION OFFER EXPIRATION DATE (EXCEPT IN CERTAIN COUNTRIES WHICH MAY REQUIRE A DELAYED GRANT DATE), THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR QUALIFYING OLD OPTION GRANTS THAT YOU RETURNED FOR EXCHANGE. WE MAKE NO COMMENT OR PREDICTION ON WHAT THE PRICE OF OUR COMMON STOCK WILL BE IN THE FUTURE. IN ADDITION, AFTER THE GRANT OF THE NEW OPTIONS, OUR COMMON STOCK MAY TRADE

AT A PRICE BELOW THE EXERCISE PRICE PER SHARE OF THOSE OPTION GRANTS. DEPENDING ON THE EXERCISE PRICE OF YOUR RETURNED QUALIFYING OLD OPTIONS AND OTHER FACTORS, THE NEW OPTIONS MAY BE LESS VALUABLE THAN THE OPTIONS YOU PREVIOUSLY RETURNED FOR EXCHANGE. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ACCEPT THIS RESCISSION OFFER. AT THE SAME TIME, YOU SHOULD CONSIDER THAT THE CURRENT MARKET PRICE OF OUR COMMON STOCK MAY PROVIDE LITTLE OR NO BASIS FOR PREDICTING WHAT THE MARKET PRICE OF OUR COMMON STOCK WILL BE ON THE GRANT DATE OF THE NEW OPTIONS OR AT ANY TIME IN THE FUTURE. (Page 21)

18. WILL ANY OF THE NEW OPTIONS ISSUED TO ME HAVE A DIFFERENT VESTING SCHEDULE THAN THE QUALIFYING OLD OPTIONS?

         Yes. Some of the New Options may have a more favorable or less favorable vesting schedule as described below. The outstanding Qualifying Old Options vest in accordance with various vesting schedules over a period of years of service. You should check your option grant documentation to determine the vesting schedule applicable to your outstanding option grants. Regardless of the vesting provisions of any returned Qualifying Old Option, each New Option issued in exchange will vest with respect to (1) 25% of the option shares immediately upon issuance, and (2) the remaining option shares in equal installments every three months of service over the following three years, so that they will be 100% vested on the third anniversary of the New Option Grant Date.

         Accordingly, each New Option may have a more favorable or less favorable vesting schedule than the Qualifying Old Option that it replaces. (Page 21)

19.      WHY DID BINDVIEW CHANGE ITS VESTING SCHEDULE?

         BindView changed its vesting schedule to make certain that our stock option grant vesting schedules are comparable to those of other high technology companies in our labor market. The new vesting schedule will provide more frequent vesting opportunities for all of our employees holding options with less favorable vesting provisions who do not accept this Rescission Offer but instead leave their Qualifying Old Options subject to the Exchange.

20.      DOES THE VESTING SCHEDULE CHANGE FOR QUALIFYING OLD OPTIONS I DO NOT
         EXCHANGE?

         No. If you elect to withdraw from the Exchange, your Qualifying Old Options will continue to vest under the vesting schedule of such Qualifying Old Options on the terms in effect.

21.      WILL THE NEW OPTIONS BE DIFFERENT FROM MY QUALIFYING OLD OPTIONS?

         The New Options will be issued under the terms and conditions of the 2000 Plan, or for certain employees residing outside of the United States, under the 2000 Indian Plan. To the extent that your Qualifying Old Options were granted by BindView under the 2000 Plan, or for certain employees residing outside of the United States, under the 2000 Indian Plan, the New Options issued in exchange for those option grants will have substantially the same terms and conditions as those option grants, except that the New Options will have a new exercise price, a new vesting schedule and a new ten-year maximum term.

         New Options issued to employees located outside the United States may be subject to certain other restrictions and limitations. As a result, an alternative form of stock option agreement with different terms may be required for New Options issued to employees located outside the United States. (Page
21)

22.      WHAT HAPPENS IF BINDVIEW MERGES INTO OR IS ACQUIRED BY ANOTHER COMPANY?

         The consequence and effect of a merger or acquisition of BindView will differ depending on the timing and form of the transaction.

         If we merge into or are acquired by another company before the expiration of this Rescission Offer, you may withdraw your returned Qualifying Old Options and exercise them in accordance with the terms of the applicable Plan and option agreement.

         If before the New Options are granted, we are acquired and become a subsidiary of the acquiring corporation after the expiration of this Rescission Offer and you have not accepted this Rescission Offer, our obligations in connection with this Rescission Offer would not be automatically assumed by the acquiring corporation. Whether or not the obligation to grant the New Options is assumed would depend on the terms of the acquisition agreement. While we expect that we would seek to make provisions in the acquisition agreement for the granting of the New Options to tendering option holders, we cannot guarantee what, if any, provision would be made. AS A RESULT, WE CANNOT GUARANTEE THAT ANY NEW OPTIONS WOULD BE GRANTED BY THE ACQUIROR IN THE EVENT OF SUCH AN ACQUISITION. THEREFORE, IF YOU DO NOT ACCEPT THIS RESCISSION OFFER, IT IS POSSIBLE THAT YOU MIGHT NOT RECEIVE ANY NEW OPTIONS FROM THE ACQUIRING CORPORATION.

         If, before the New Options are granted, instead of becoming a subsidiary, we are merged directly into another entity after the expiration of this Rescission Offer and you have not accepted this Rescission Offer, the surviving corporation would automatically assume our obligations with respect to the Exchange Offer. The New Options would be option grants to purchase shares of the surviving corporation. The number of shares would be equal to the number of our shares that you would have received under the New Option multiplied by the exchange ratio that was used in the transaction. The exercise price would be based on the fair market value of the surviving corporation's stock on the date the New Options are granted. (Page 17)

23. WILL I HAVE TO PAY TAXES IF I DO NOT ACCEPT THIS RESCISSION OFFER AND EXCHANGE MY OPTIONS IN THE EXCHANGE OFFER?

         If you do not accept this Rescission Offer and receive New Options pursuant to the Exchange Offer, you should not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the Exchange or upon our acceptance and cancellation of any Qualifying Old Option. In addition, the grant of the New Options should not be treated as a taxable event under current U.S. law, and therefore, you should not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the grant of the New Options.

         All option holders, including individuals treated as nonresident aliens for U.S. federal income tax purposes, should consult with their tax advisors as to the tax consequences of their participation in the Exchange Offer. The tax treatment of an option holder may vary depending on each participant's circumstances. If you are an employee resident outside the United States, you should consult your financial or tax advisor before deciding whether or not to participate in the Exchange Offer. (Page 27 and 28)

24.      WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS OR NON-STATUTORY STOCK
         OPTIONS?

         Each of the New Options will be a non-statutory stock option under the U.S. federal income tax laws. (Page 27)

25. IF I HAVE INCENTIVE STOCK OPTIONS, WHAT HAPPENS IF I ELECT TO ACCEPT THIS RESCISSION OFFER?

         You will not be subject to current income tax if you elect to accept this Rescission Offer to withdraw your Qualifying Old Options (to the extent that the Qualifying Old Options are incentive stock options) from the Exchange.

         We do not believe that if you accept this Rescission Offer there will be a change to any of the terms of your eligible incentive stock options (Page
28).

26. IF I HAVE INCENTIVE STOCK OPTIONS, WHAT HAPPENS IF I DO NOT ELECT TO ACCEPT THIS RESCISSION OFFER?

         The Internal Revenue Service ("IRS") will likely characterize the Exchange Offer as a "modification" of those incentive stock options Exchanged. Thus, if you do not accept this Rescission Offer, the portion of your incentive stock options that are Exchanged would be treated as non-statutory stock options. If you choose not to accept this Rescission Offer, we recommend that you consult with your own tax advisor to determine the tax consequences of the sale of the common stock that you will receive when you exercise those options. (Page 28)

27. WHEN DOES THIS RESCISSION OFFER EXPIRE? CAN THIS RESCISSION OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

         This Rescission Offer expires on June 27, 2003, at 5:00 p.m., Central Time, unless it is extended by us.

         Although we do not currently intend to do so, we may, in our discretion extend this Rescission Offer at any time. If this Rescission Offer is extended, we will announce the extension no later than 9:00 a.m., Central Time, on the next business day following the previously scheduled expiration of this Rescission Offer. (Page 28)

28. DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY RETURNED QUALIFYING OLD OPTIONS?

         You may withdraw your returned Qualifying Old Options at any time before 5:00 p.m., Central Time, on June 27, 2003. If this Rescission Offer is extended by us beyond that time, you may withdraw your returned options at any time until the extended expiration of this Rescission Offer. To withdraw your returned options, you must deliver to us a completed Notice to Withdraw from this Rescission Offer, or a facsimile thereof, with the required information prior to Rescission Offer Expiration Date. (Page 15)

29.      WHAT DOES BINDVIEW THINK OF THIS RESCISSION OFFER?

         Our board of directors approved the Exchange Offer as an opportunity for you to surrender your Qualifying Old Options and receive New Options at a potentially lower price in exchange. However, neither we nor our board of directors makes any recommendation as to whether you withdraw your options from the Exchange or what the price of our common stock will be in the future. You must make your own decision whether to remain a participant in the Exchange, taking into account your own personal circumstances and preferences. Members of our board of directors and our executive officers are not eligible to participate in the Exchange Offer.

30.      WHAT ARE SOME OF THE KEY DATES TO REMEMBER?

         The commencement date of the Rescission Offer is May 30, 2003.

         The Rescission Offer expires at 5:00 p.m., Central Time, on June 27, 2003 (unless we extend it).

         The New Options will be granted on or shortly after (but not later than 30 days after) the first trading day that is after the expiration of the Rescission Offer (except in certain countries which may require a delayed grant date).

31.      WHAT WOULD BE THE EFFECT OF A REVERSE STOCK SPLIT OF BINDVIEW'S
         COMMON STOCK?

         If BindView decided to implement a reverse stock split to increase our stock's trading price, which could happen after you have tendered your options but before you have received your New Options, New Options (as well as any option grants which are not exchanged) would be proportionately adjusted for the reverse stock split.

32.      WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THIS RESCISSION OFFER?

         For additional information or assistance, you can send your questions via email to OptionExchangeQuestions@bindview.com. To ensure that all eligible employees are receiving all pertinent information regarding this Rescission Offer, we will answer questions of general interest which are received by us at OptionExchangeQuestions@bindview.com by posting the questions and answers on BindView's internal web site.

33.      WHERE CAN I FIND MORE INFORMATION ABOUT BINDVIEW IN GENERAL?

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C. and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from our Web site at www.BindView.com or at the SEC's Web site at www.sec.gov. You may obtain a copy of these filings, at no cost, by writing or telephoning us at the following address. In addition, we will provide without charge to each option holder, upon the written or oral request of any such person, a copy of any or all of the documents filed with the SEC. Written or oral requests for copies of these documents should be directed to:

                                      -11

                              Ms. Kelly Gillespie
                          5151 San Felipe, Suite 2500
                              Houston, Texas 77056
                           Telephone: (713) 561-4000

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to that information. The information incorporated by reference is considered to be part of this document, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this Rescission Offer is completed:

o Our annual report on Form 10-K, as amended, for the year ended December 31, 2002;

o Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2003;

o    Our current report on Form 8-K filed on February 3, 2003;

o The description of our common stock contained in our registration statement on Form 8-A (File No. 000-24677), as filed with the SEC on July 23, 1998; and

o The description of our preferred share purchase rights contained in our registration statement on Form 8-A (File No.001-16693 ), as filed with the SEC on September 20, 2001.

         Any statement contained in this document, any other document furnished to you in conjunction with this Rescission Offer or in a document incorporated or deemed to be incorporated by reference in any of those documents, shall be deemed to be modified or superseded for purposes of any of those documents to the extent that a statement contained in any of those documents, in any supplement to any of those documents, or any other document subsequently filed with the SEC which also is or is deemed to be incorporated by reference in any of those documents modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this document or any other document furnished to you in conjunction with this Rescission Offer.

         WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS RESCISSION OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED NOTICE TO WITHDRAW FORM OR AS OTHERWISE PROVIDED IN THIS DOCUMENT. IF ANYONE MAKES ANY REPRESENTATION OR GIVES YOU ANY INFORMATION DIFFERENT FROM THE REPRESENTATIONS AND INFORMATION CONTAINED HEREIN OR IN THE NOTICE TO WITHDRAW FORM, YOU MUST NOT RELY UPON THAT REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD PARTICIPATE IN THIS RESCISSION OFFER. IF ANYONE MAKES ANY RECOMMENDATION TO YOU, YOU MUST NOT RELY UPON THAT RECOMMENDATION AS HAVING BEEN AUTHORIZED BY US. YOU SHOULD RELY ONLY ON THE REPRESENTATIONS AND INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU.

                              THE RESCISSION OFFER

1.       EXCHANGE WITHDRAWAL; RESCISSION OFFER EXPIRATION DATE.

         Exchange Withdrawal. Upon the terms and subject to the conditions of this Rescission Offer, we will rescind your exchange of all Qualifying Old Options for New Options to purchase common stock, that are properly withdrawn from the Exchange in accordance with Section 4.

         If you do not wish to withdraw your Qualifying Old Options for exchange, we will grant you New Options under the 2000 Plan, or for certain employees residing outside of the United States, under the 2000 Indian Plan, pursuant to a new stock option agreement. The exercise price of the New Options will be equal to the closing sale price of our common stock on the Nasdaq National Market (or such other market on which our shares are principally traded or quoted) on the date of grant, provided that certain countries may require a higher exercise price. If you are an employee located outside the United States, you should obtain counsel from your financial or tax advisor. The returned options that are not withdrawn from the Exchange will be cancelled, and you will have no further right or entitlement to purchase shares of our common stock pursuant to those cancelled options.

         Eligible Employees. Eligible employees, for purposes of this Rescission Offer, will be limited to all current employees of BindView and its subsidiaries who accepted the Exchange Offer in December 2002. Such eligible employees may accordingly participate in this Rescission Offer. Members of our board of directors and our executive officers are not eligible to participate in the Exchange Offer.

         IF YOU DO NOT REMAIN AN EMPLOYEE OF BINDVIEW OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU RETURNED OPTIONS FOR EXCHANGE THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS, OR ANY OTHER PAYMENT OR CONSIDERATION, IN EXCHANGE FOR YOUR RETURNED OPTIONS, REGARDLESS OF HOW OR WHY YOUR EMPLOYMENT TERMINATED.

         Qualifying Old Options. Qualifying Old Options are all options held by current employees that are outstanding under any Plan.

         Exchange Ratios for New Options. If you do not accept this Rescission Offer, then pursuant to the Exchange Offer, the number of shares that will be subject to each New Option is set forth in the following table, where the Exchange Ratio is the ratio of the number of new Options to be issued to the number of Qualifying Old Options to be surrendered:

Exercise Price of Qualifying Old Options                      Exchange Ratio
-----------------------------------------       -------------------------------------------------------
         $3.00 to $4.99                         2 New Options for 3 Qualifying Old Options
         $5.00 to $8.99                         1 New Option for 2 Qualifying Old Options
         $9.00 and above                        1 New Option for 3 Qualifying Old Options

         The New Options will be granted under, and will be subject to, the terms and conditions of the 2000 Plan, or for certain employees residing outside of the United States, under the 2000 Indian Plan, and will be subject to the terms and conditions of the applicable plan and a new stock option agreement between you and us. The exercise price of a New Option will be equal to the fair market value of a share of BindView common stock, as defined in the Plan, on the New Option Grant Date. No New Options will be granted for fractional shares.

         The number of shares subject to each New Option will be proportionately adjusted for any stock splits, stock dividends and recapitalizations with respect to shares of our common stock occurring after the Rescission Offer Expiration Date.

         Vesting Schedule for New Options. The outstanding Qualifying Old Options vest in accordance with various vesting schedules over a period of years of service. You should check your option grant documentation to determine the vesting schedule applicable to your outstanding option grants. Regardless of the vesting provisions of any returned Qualifying Old Option, each New Option issued in exchange will vest with respect to (1) 25% of the option shares immediately upon issuance, and (2) the remaining option shares in equal installments every three months of service over the following three years, so that they will be 100% vested on the third anniversary of the New Option Grant Date.

         Other Terms and Conditions of New Options. The New Options will have a new ten year term (subject to earlier termination upon cessation of service), except for certain countries where the term may be different. If you are an employee located outside the United States, you should obtain counsel from your financial or tax advisor.

         Additional Information About the Rescission Offer. The term "Rescission Offer Expiration Date" means 5:00 p.m., Central Time, on June 27, 2003, unless and until we, in our discretion, have extended the period of time during which this Rescission Offer will remain open, in which event the term "Rescission Offer Expiration Date" refers to the latest time and date at which this Rescission Offer, as so extended, expires. See Section 15 for a description of our rights to extend, delay, terminate and amend this Rescission Offer, and Section 6 for a description of conditions to this Rescission Offer.

         For purposes of this Rescission Offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Central Time, and a "trading day" means any business day on which a last sale price of our Common Stock is reported on the Nasdaq National Market or any other market on which we are then listed.

2.       PURPOSE OF THE EXCHANGE OFFER.

         We issued the options outstanding under our Plans to provide our employees an opportunity to acquire or increase their ownership interest in BindView, thereby creating a stronger incentive for them to continue their employment with us and to contribute to the attainment of our business and financial objectives and the creation of value for all of our shareholders.

         Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our Common Stock. For this reason, we believe these options may not effectively retain and motivate our employees, and are unlikely to be exercised in the near future. By making the Exchange Offer to exchange outstanding options for New Options that will have an exercise price equal to the market value of our Common Stock on the grant date, we intended to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value and thereby provide them with a more meaningful incentive to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for all of our shareholders.

         We continually evaluate and explore strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions, and the purchase or sale of assets. At any given time we may be engaged in discussions or negotiations with respect to various corporate transactions. We also grant options in the ordinary course of business to our current and new employees as well as provide them with the opportunity to make periodic purchases of our common stock pursuant to the formula provisions of our Employee Stock Purchase Plan.

         NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD WITHDRAW THE RETURN OF YOUR QUALIFYING OLD OPTIONS FOR EXCHANGE, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. WE URGE YOU TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS RESCISSION OFFER AND TO CONSULT YOUR OWN INVESTMENT, LEGAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO WITHDRAW THE RETURN OF YOUR OPTIONS FOR EXCHANGE TAKING INTO ACCOUNT YOUR CIRCUMSTANCES AND PREFERENCES.

3.       STATUS OF QUALIFYING OLD OPTIONS NOT EXCHANGED.

         All Qualifying Old Options that you choose to withdraw from the Exchange pursuant to this Rescission Offer will remain outstanding, and you will continue to hold such options in accordance with their terms.

4.       WITHDRAWAL RIGHTS.

         You may only withdraw your returned options in accordance with the provisions of this Section 4. If your employment with us terminates prior to the Rescission Offer Expiration Date, your returned Qualifying Old Options will automatically be withdrawn. If automatically withdrawn, you may exercise those options to the extent they are vested at the time of your termination, but only during the limited period for which those options remain exercisable following your termination.

         You may withdraw your returned options at any time before 5:00 p.m., Central Time, on June 27, 2003. If this Rescission Offer is extended by us beyond that time, you may withdraw your returned Qualifying Old Options at any time until the extended Rescission Offer Expiration Date.

         To validly withdraw your returned options, you must deliver to us via fax or mail at c/o 25th Floor Receptionist, 5151 San Felipe, Houston, Texas 77056, Attn: Kelly Gillespie (fax number (713) 561-1376) a properly completed and executed Notice of Withdrawal form, or a facsimile thereof, with the required information, while you still have the right to withdraw the returned options. Any Notice of Withdrawal form sent to us by mail must be postmarked no later than the Rescission Offer Expiration Date.

         ALTHOUGH YOU MAY WITHDRAW SOME, BUT NOT ALL, OF YOUR RETURNED QUALIFYING OLD OPTIONS, YOU MAY NOT WITHDRAW ONLY A PORTION OF A PARTICULAR RETURNED QUALIFYING OLD OPTION.

         Except in accordance with the next sentence, a Notice of Withdrawal form must be executed by the option holder who returned the options to be withdrawn. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Notice to Withdraw.

         You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly returned for purposes of the Exchange Offer.

         Neither BindView nor any other person is obligated to give notice of any defects or irregularities in any Notice to Withdraw, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notices to Withdraw. Our determination of these matters will be final and binding.

5.       ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

         We intend to issue New Options for previously-surrendered Qualifying Old Options pursuant to the terms and conditions of the Exchange Offer to individuals who surrendered one or more Qualifying Old Option pursuant to the Exchange Offer. We expect to issue these New Options on or about June 30, 2003. If such an individual accepts this Rescission Offer before the Rescission Offer Expiration Date, then (i) we will return that individual's previously-surrendered Qualifying Old Options to the individual; (ii) if we have not yet issued New Options to that individual at the time that the individual accepts this Rescission Offer, then we will not issue New Options to that individual; and (iii) if we have already issued New Options to that individual at the time that the individual accepts this Rescission Offer, then the individual's New Options will be canceled.

         If you do not withdraw your previously-surrendered Qualifying Old Options from the Exchange pursuant to this Rescission Offer, you will not be granted any other option grants until the grant date for your New Options. Thus, any discretionary grant that may be approved for you would be delayed until the grant date for your New Options (except that, we may, in our discretion, make the vesting retroactive to the effective date of the discretionary grant). The exercise price of each such grant will be the closing sale price of our common stock on the Nasdaq National Market (or such other market on which our shares are principally traded or quoted) on the date those options are granted. As a result, the date on which the exercise price of those options is determined will depend on whether or not you choose to accept this Rescission Offer, and consequently the exercise prices may differ. By deferring the grant of all options to those option holders whose options are exchanged, we believe we will not have to record a material variable compensation expense with respect to those options.

         On the other hand, if you accept this Rescission Offer and withdraw your Qualifying Old Options from the Exchange, you may, at our option, receive discretionary option grants prior to the date New Options are granted to others (such options would have an exercise price equal to the closing price on the date they are granted). As a result, acceptance of this Rescission Offer may affect the grant date, price and vesting of any discretionary grants that may be approved for you in the future.

         The number of shares that will be subject to each New Option will be equal to or less than the number of shares subject to the applicable returned Qualifying Old Option.

         If you do not accept this Rescission Offer, then pursuant to the Exchange Offer, the number of shares that will be subject to each New Option is set forth in the following table, where the Exchange Ratio is the ratio of the number of new Options to be issued to the number of Qualifying Old Options to be surrendered:

Exercise Price of Qualifying Old Options                       Exchange Ratio
-----------------------------------------       -------------------------------------------------------
         $3.00 to $4.99                         2 New Options for 3 Qualifying Old Options
         $5.00 to $8.99                         1 New Option for 2 Qualifying Old Options
         $9.00 and above                        1 New Option for 3 Qualifying Old Options

         The New Options will be granted under, and will be subject to, the terms and conditions of the 2000 Plan, or for certain employees residing outside of the United States, under the 2000 Indian Plan, and will be subject to the terms and conditions of the applicable plan and a new stock option agreement between you and us. The exercise price of a New Option will be equal to the fair market value of a share of BindView common stock, as defined in the Plan, on the New Option Grant Date. No New Options will be granted for fractional shares.

         The number of shares subject to each New Option will be proportionately adjusted for any stock splits, stock dividends and recapitalizations with respect to shares of our common stock occurring after the Rescission Offer Expiration Date.

         IF YOU DO NOT REMAIN AN EMPLOYEE OF BINDVIEW OR ONE OF OUR SUBSIDIARIES THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY SUCH NEW OPTIONS, ANY OTHER PAYMENT OR CONSIDERATION IN EXCHANGE FOR YOUR RETURNED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND CANCELLED, REGARDLESS OF HOW OR WHY YOUR EMPLOYMENT TERMINATED. THIS RESCISSION OFFER DOES NOT CHANGE THE "AT-WILL" NATURE OF YOUR EMPLOYMENT WITH US, AND YOUR EMPLOYMENT MAY BE TERMINATED BY US OR YOU AT ANY TIME, INCLUDING PRIOR TO THE GRANT DATE OR VESTING OF THE NEW OPTIONS, FOR ANY REASON WITH OR WITHOUT CAUSE.

         Consequences of BindView Being Acquired. If we merge into or are acquired by another company before the end of the period for accepting this Rescission Offer, you may withdraw your previously-surrendered Qualifying Old Options and have all the rights afforded you to acquire our common stock under the existing agreements evidencing those options.

         If we are acquired and become a subsidiary of the acquiring corporation after the Rescission Offer Expiration Date but before the New Options are granted, the obligations of BindView in connection with the Exchange Offer would not be automatically assumed by the acquiring corporation. Whether or not the obligation to grant the New Options is assumed would depend on the terms of the acquisition agreement. While we expect that we would seek to make provision for participating option holders in the acquisition agreement, we cannot guarantee what, if any, provision would be made. AS A RESULT, WE CANNOT GUARANTEE THAT ANY NEW OPTIONS WOULD BE GRANTED BY THE ACQUIRING COMPANY IN THE EVENT OF SUCH AN ACQUISITION. THEREFORE, IF YOU DO NOT ACCEPT THIS RESCISSION OFFER, IT IS POSSIBLE THAT YOU MIGHT NOT RECEIVE ANY NEW OPTIONS FROM THE ACQUIRING COMPANY.

         If, instead of becoming a subsidiary, we are merged directly into another entity after the Rescission Offer Expiration Date but before the New Options are granted, the surviving corporation would automatically assume our obligations with respect to the Exchange Offer. The New Options would be options to purchase shares of the surviving corporation. The number of shares would be equal to the number of shares subject to your New Options at the time of the Rescission Offer Expiration Date, multiplied by the exchange ratio in effect for the exchange of shares of our common stock for shares of the surviving corporation in the merger. The exercise price would be based on the market price of the surviving corporation's stock on the date the New Options are granted.

         If we merge into or are acquired by another company after the grant of the New Options, those options may be assumed by the merged company or the acquiring company, in which event they would continue to vest in accordance with the vesting schedule in effect for them prior to the acquisition. If the New Options are not assumed, then except as otherwise provided in an option agreement or as a result of the Board of Director's effectuation of one or more of the alternatives described below, there will be no acceleration of the time at which any New Option then outstanding may be exercised, and no later than ten (10) days after the approval by the stockholders of BindView of the merger, the Board of Directors, acting in its sole and absolute discretion without the consent or approval of any New Option holder, will elect one or more of the following alternatives, which may vary among individual New Option holders and which may vary among New Options held by any individual New Option holder:

         (1) accelerate the time at which some or all of the New Options then outstanding may be exercised so that such New Options may be exercised in full for a limited period of time on or before a specified date fixed by the Board of Directors, after which specified date all such New Options that remain unexercised and all rights of New Option holders thereunder will terminate,

         (2) require the mandatory surrender to BindView by all or selected New Option holders of some or all of the then outstanding New Options held by such New Option holders (irrespective of whether such New Options are then exercisable) as of a date, before or after such merger, specified by the Board of Directors, in which event the Board of Directors will cancel such New Options and BindView will pay to each such New Option holder an amount of cash per share equal to the excess, if any, of the per share price offered to stockholders of BindView in connection with the merger over the exercise price(s) under such New Options for such shares,

         (3) with respect to all or selected New Option holders, have some or all of their then outstanding New Options (whether vested or unvested) assumed or have a new option substituted for some or all of their then outstanding New Options (whether vested or unvested) by an entity which is a party to the merger and which is then employing the New Option holder, or a parent or subsidiary of such entity, provided that (A) such assumption or substitution is on a basis where the excess of the aggregate fair market value of the shares subject to the new option immediately after the assumption or substitution over the aggregate exercise price of such shares is equal to the excess of the aggregate fair market value of all shares subject to the new option immediately before such assumption or substitution over the aggregate exercise price of such shares, and (B) the assumed rights under such existing New Option or the substituted rights under such new option as the case may be will have the same terms and conditions as the rights under the existing New Option assumed or substituted for, as the case may be,

         (4) provide that the number and class of shares of stock covered by a New Option (whether vested or unvested) will be adjusted so that the New Option when exercised shall cover the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the New Option holder would have been entitled pursuant to the terms of the merger agreement and/or plan relating to the merger if, immediately prior to such merger, the New Option holder had been the holder of record of the number of shares of stock then covered by the New Option, or

         (5) make such adjustments to New Options then outstanding as the Board of Directors deems appropriate to reflect the merger (provided, however, that the Board of Directors may determine in its sole and absolute discretion that no such adjustment is necessary).

         In effecting one or more of alternatives (3), (4) or (5) above, and except as otherwise may be provided in an option agreement, the Board of Directors, in its sole and absolute discretion and without the consent or approval of any New Option holder, may accelerate the time at which some or all New Options then outstanding may be exercised.

         Partial Acceptance. YOU ARE NOT REQUIRED TO ACCEPT THIS RESCISSION OFFER. YOU MAY NOT ACCEPT THIS RESCISSION OFFER WITH RESPECT TO LESS THAN ALL OF A PARTICULAR QUALIFYING OLD OPTION THAT YOU PREVIOUSLY SURRENDERED.

         For example, if you have received two Qualifying Old Options, you may choose to accept this Rescission Offer with respect to neither of these Qualifying Old Options, both of these Qualifying Old Options, or one of these Qualifying Old Options. However, if you wish to accept this Rescission Offer with respect to a Qualifying Old Option, you may not accept this Rescission Offer with respect to anything less than that entire option to the extent outstanding. If you have exercised a Qualifying Old Option in part, the option is outstanding only to the extent of the unexercised portion of the option.

         If you were granted an Qualifying Old Option that was divided into an incentive stock option and a non-statutory option because of the rules limiting the amount of incentive stock options you could receive, we treat these as a single option and not as two separate options and you therefore must choose to accept this Rescission Offer with respect to the entire option or not to accept this Rescission Offer with respect to the entire option.

6.       CONDITIONS OF THIS RESCISSION OFFER.

         Notwithstanding any other provision of this Rescission Offer or the Exchange Offer, we may terminate or amend this Rescission Offer if at any time on or after May 30, 2003 and prior to the Rescission Offer Expiration Date any of the following events has occurred, or has been determined by us to have occurred, and, in our judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission by us, the occurrence of such event or events makes it inadvisable for us to proceed with this Rescission Offer or with such acceptance and cancellation of options returned to us for exchange:

         (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Rescission Offer or the Exchange Offer, the acquisition of some or all of the returned options pursuant to the Exchange Offer, the issuance of New Options, or otherwise relates in any manner to this Rescission Offer or the Exchange Offer or that, in our judgment, could materially and adversely affect the business, condition (financial or other), operating results, operations or prospects of BindView or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Exchange Offer to us; or

         (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Rescission Offer or the Exchange Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly restrict or prohibit consummation of this Rescission Offer or the Exchange Offer or otherwise relates in any manner to this Rescission Offer or the Exchange Offer.

         The conditions to this Rescission Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the Rescission Offer Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Rescission Offer Expiration Date, in our discretion, whether or not we waive any other condition to this Rescission Offer or the

Exchange Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

7.       PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

         There is no established trading market for options, including Qualifying Old Options, granted under any of our Plans, and there will be no established trading market for any New Options that may be granted.

         Our Common Stock is quoted on the Nasdaq National Market under the symbol "BVEW." The following table shows, for the periods indicated, the high and low sales prices per share of our Common Stock as reported by the Nasdaq National Market. All share prices have been retroactively adjusted to reflect the two-for-one split of our common stock paid as 100% stock dividends on February 6, 2000.

Quarter Ended                                          High            Low
-------------                                          ----            ---
Fiscal Year 2003
        March 31, 2002                                 $1.53           $1.07
Fiscal Year 2002
        December 31, 2002                              $1.48           $0.71
        September 30, 2002                              1.08            0.70
        June 30, 2002                                   2.22            0.94
        March 31, 2002                                  3.06            1.80
Fiscal Year 2001
        December 31, 2001                              $2.03           $0.76
        September 30, 2001                              2.19            0.85
        June 30, 2001                                   3.25            2.00
        March 31, 2001                                 11.88            2.12
Fiscal Year 2000
        December 31, 2000                             $10.25            $4.5
        September 30, 2000                             15.81            6.69
        June 30, 2000                                  31.06            6.31
        March 31, 2000                                 45.75           20.78

         As of May 20, 2003, the closing sale price of our common stock, as reported by the Nasdaq National Market, was $1.12 per share.

         Our stock price has been, and in the future may be, highly volatile and could continue to decline. Our stock price could also rise prior to the grant of the New Options and thereafter fall. The trading price of our common stock has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many technology companies, including software companies and internet-related companies, and that may or may not have been related or proportionate to the operating performance of these companies. The New Options will not be granted until a trading date that is after the Rescission Offer Expiration Date. The exercise price of the New Options will be the closing sale price of our common stock reported on the Nasdaq National Market (or such other market on which our shares are principally traded or quoted) on the date they are granted. The exercise price of the New Options may be higher than the exercise price of your returned Qualifying Old Options. In addition, our common stock may thereafter trade at prices below the exercise price of the New Options. Depending on the exercise price of your returned Qualifying Old Options and other factors, including the fact that, fewer shares will be subject to the New Options than were subject to the Qualifying Old Options returned for exchange, your New Options may be less valuable than your returned Qualifying Old Options. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ACCEPT THE RESCISSION OFFER. AT THE SAME TIME, YOU SHOULD CONSIDER THAT THE CURRENT MARKET PRICE OF OUR COMMON STOCK MAY PROVIDE LITTLE OR NO BASIS FOR PREDICTING WHAT THE MARKET PRICE OF OUR COMMON STOCK WILL BE ON THE GRANT DATE OF THE NEW OPTIONS OR AT ANY TIME IN THE FUTURE.

8.       SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

         Consideration. The New Options to be issued in exchange for Qualifying Old Options properly returned and accepted for exchange and cancelled by us.

Exchange Ratios for New Options. If you do not accept this Rescission Offer, then pursuant to the Exchange Offer, the number of shares that will be subject to each New Option is set forth in the following table, where the Exchange Ratio is the ratio of the number of new Options to be issued to the number of Qualifying Old Options to be surrendered:

Exercise Price of Qualifying Old Options                      Exchange Ratio
-----------------------------------------       -------------------------------------------------------
         $3.00 to $4.99                         2 New Options for 3 Qualifying Old Options
         $5.00 to $8.99                         1 New Option for 2 Qualifying Old Options
         $9.00 and above                        1 New Option for 3 Qualifying Old Options

         The New Options will be granted under, and will be subject to, the terms and conditions of the 2000 Plan, or for certain employees residing outside of the United States, under the 2000 Indian Plan, and will be subject to the terms and conditions of the applicable plan and a new stock option agreement between you and us. The exercise price of a New Option will be equal to the fair market value of a share of BindView common stock, as defined in the Plan, on the New Option Grant Date. No New Options will be granted for fractional shares.

         The number of shares subject to each New Option will be proportionately adjusted for any stock splits, stock dividends and recapitalizations with respect to shares of our common stock occurring after the Rescission Offer Expiration Date.

         If no eligible individual accepts this Rescission Offer, we will grant New Options to purchase approximately 342,508 shares of our common stock. The common stock issuable upon exercise of such New Options would equal approximately 0.755% of the total shares of our common stock outstanding as of April 30, 2003. The shares of common stock subject to returned options originally granted under the 2000 Plan and the 2000 Indian Plan that were accepted for exchange and cancelled are available for re-grant and issuance under each respective Plan and will provide sufficient shares to cover the number of shares needed for the grants of New Options that will be made in connection with this Rescission Offer.

         Terms of New Options. The New Options will be granted under either the 2000 Plan, or for certain employees residing outside of the United States, under the 2000 Indian Plan, and will be evidenced by new stock option agreements between us and each option holder who returned Qualifying Old Options for Exchange and did not accept this Rescission Offer.

         Each of the New Options will be a non-statutory stock option under the U.S. federal income tax laws.

         New Options issued to employees located outside the United States may be subject to certain restrictions and limitations. As a result, an alternative form of stock option agreement may be required for New Options issued to employees located outside the United States.

         The grant of New Options pursuant to this Rescission Offer will not create any contractual or other right of option holders to receive any future grants of stock options or benefits in lieu of stock options. The grant of options will not form a part of compensation for purposes of calculating any benefits upon termination of employment.

         2000 Plan. The following description of the 2000 Plan is a summary of the principal provisions of that document but is not complete. The description is subject to, and qualified in its entirety by reference to, all provisions of the 2000 Plan. The complete document, as most recently amended, has been filed as Exhibit 10.44 to our annual report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 31, 2003. Please contact us at c/o 25th Floor Receptionist, 5151 San Felipe, Suite 2500, Houston, Texas 77056,
Attn: Kelly Gillespie (telephone: (713) 561-4000), to receive a copy of the 2000 Plan document. We will promptly furnish you a copy of this document at our expense.

2000 Plan

         General. The 2000 Plan is administered by BindView's Compensation Committee (the "Committee"). The Committee, among other things, has the discretion to determine which eligible individuals receive option grants or stock awards, the time or times when those grants or awards are to be made, and the number of shares subject to each such grant or award.

         Share Reserve. An aggregate of 4,400,000 shares of common stock have been reserved for issuance over the term of the 2000 Plan. The shares of common stock issuable under the 2000 Plan may be drawn from shares of our authorized but unissued common stock or from shares of our treasury shares. Shares subject to any outstanding options under the 2000 Plan which expire or otherwise terminate or are surrendered prior to exercise will be available for reissuance.

         Eligibility. Eligible persons are BindView employees or employees of a BindView affiliate as the Committee will determine from time to time, so long as such employees are not covered under the terms of Section 16b of the Exchange Act. The Board of Directors may designate one or more individuals who will not be eligible to received options or stock awards under the 2000 Plan.

         Termination of Employment. Unless it is expressly provided otherwise in the option agreement, options shall terminate one day less than three months after severance of employment of the employee from BindView and all affiliates for any reason, with or without cause, other than death, retirement under the then established rules of BindView, or severance for disability. Whether authorized leave of absence or absence on military or government service shall constitute severance of the employment of the employee shall be determined by the Committee at that time. If before the expiration of an option the employee dies, retires in good standing or is severed from the employ of BindView as a result of becoming disabled, the options will become fully vested and will continue until the earlier of the option's expiration date or one year following the date of the employee's death, the employee's retirement or the employee's severance from employment as a result of becoming disabled, respectively.

         Change in Capital Structure. The existence of outstanding options or stock awards will not affect the right or power of BindView or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in BindView's capital structure. If BindView effects a subdivision or consolidation of shares or other capital readjustments, the payment of a stock dividend or other increase or reduction of the number of shares of the stock outstanding, then the shares of stock subject to outstanding options under the 2000 Plan will be adjusted. If a recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change in BindView's capital structure occurs, the 2000 Plan provides that the Board of Directors, acting in its sole and absolute discretion may effect one of several alternative methods of exchange, adjustment, acceleration, termination or other appropriate adjustment. See
Section 5 for a more detailed description of such alternatives.

         Amendment and Termination. The Board may amend terminate or suspend the 2000 Plan at any time, in its sole and absolute discretion.

         Options. The price of the shares of the stock purchased under an option will be the fair market value of the shares of stock on the date the option is granted. The options are exercisable, in whole or in part, as provided in the option agreement, as long as the option is valid and outstanding. Options will expire 10 years from the date the option is granted, unless terminated earlier pursuant to the terms of the 2000 Plan.

         If an employee is terminated from employment, the employee's options will terminate one day before the expiration of three months after the severance of employment of the employee from BindView. If before the expiration of an option the employee dies, retires in good standing or is severed from the employ of BindView as a result of becoming disabled, the options will become fully vested and will continue until the earlier of the option's expiration date or one year following the date of the employee's death, the employee's retirement or the employee's severance from employment as a result of becoming disabled, respectively.

         Options under this Plan may be granted in substitution for stock options held by employees of other corporations who are about to become employees of or affiliated with BindView as a result of a merger or consolidation of the employing corporation, an acquisition by BindView of the assets of the employing corporation or an acquisition by BindView of stock of the employing corporation.

         Stock Awards. BindView may issue shares of restricted stock to an eligible employee subject to the terms of a restricted stock agreement. The restricted stock may be issued for no payment by the employee or for a payment below the fair market value on the date of grant. The restricted stock will be subject to restrictions as to sale, transfer, alienation, pledge or other encumbrances and will be subject to vesting over a period of time specified in the restricted stock agreement as determined by the Committee. Employees receiving a stock award will be issued a stock certificate registered in the name of the employee receiving the stock award and deposited together with a stock power in blank with BindView. Each employee receiving a certificate will have all the rights of a stockholder with respect to the shares of stock included in the stock award during any period in which such shares are subject to forfeiture and restrictions on transfer. At the end of the time period during which any shares of restricted stock are subject to forfeiture and restrictions, the shares will vest and will be delivered in a certificate, free of all restrictions, to the employee or to the employees legal representative, beneficiary or heir. The restrictions on the stock award may not extend beyond 10 years from the date of the stock award.

9.       NEW OPTIONS WILL DIFFER FROM QUALIFYING OLD OPTIONS.

         New Option Grant Date and Exercise Price. The New Options will be granted on or shortly after (but not later than 30 days after) the first trading day that is after the Rescission Offer Expiration Date (except in certain countries which may require a delayed grant date). The exercise price of the New Options will be equal to the closing sale price of our common stock on the Nasdaq National Market (or such other market on which the shares are principally traded or quoted) on the date of grant, provided that certain countries may require a higher exercise price. If you are an employee located outside the United States, you should obtain counsel from your financial or tax advisor.

         Vesting Schedule for New Options. The outstanding Qualifying Old Options vest in accordance with various vesting schedules over a period of years of service. You should check your option grant documentation to determine the vesting schedule applicable to your outstanding option grants. Regardless of the vesting provisions of any returned Qualifying Old Option, each New Option issued in exchange will vest with respect to (1) 25% of the option shares immediately upon issuance, and (2) the remaining option shares in equal installments every three months of service thereafter over the following three years, so that they will be 100% vested on the third anniversary of the New Option Grant Date.

         Accordingly, each New Option may have a more favorable or less favorable vesting schedule than the Qualifying Old Option that it replaces.

         Other Terms and Conditions of New Options. The New Options will have a new ten year term (subject to earlier termination upon cessation of service), except for certain countries where the term may be different. If you are an employee located outside the United States, you should obtain counsel from your financial or tax advisor.

10.      INFORMATION CONCERNING BINDVIEW.

         BindView delivers proactive network security-management software and services to help secure, automate and lower the costs of managing information technology infrastructures.

         Our software helps safeguard our customers' computer networks from the inside out, working to protect those networks from both internal and external threats, while also helping to lower our customers' overall cost of ownership through automation of numerous administrative tasks and security reporting requirements.

         Since our founding in 1990, more than 20 million licenses of our software have been shipped worldwide to approximately 5,000 companies, including more than 80 of the Fortune 100 and 24 of the largest 25 U.S. banks.

         BindView was founded in May 1990 as a Texas corporation. Before 1995 we were known as The LAN Support Group, Inc. Our initial public offering was completed in July 1998 and a follow-on offering in December 1998. On December 18, 1998, we acquired CuraSoft, Inc. ("CuraSoft"), a provider of automated event management software. On March 1, 1999, we acquired Netect, Ltd. ("Netect"), a provider of corporate security software for Internet/Intranet networks. On February 9, 2000, we acquired Entevo Corporation ("Entevo"), a provider of directory management and migration software for Windows NT and Windows 2000 environments.

         The following table sets forth selected consolidated financial data for BindView Development Corporation. The selected historical statement of operations data for the years ended December 31, 2001 and 2002 and the selected historical balance sheet data as of December 31, 2001 and 2002 have been derived from the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2002. The information presented below should be read together with our consolidated financial statements and the notes related thereto as well as the section of our Form 10-K and our other reports entitled Management's Discussion and Analysis of Financial Condition and Results of Operations. We have presented the following data in thousands, except per share data.

                                                 YEAR ENDED DECEMBER 31,
                                                 2002              2001
                                              ---------         -------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Licenses.................................   $  37,238         $  42,532
  Services.................................      29,740            28,356
                                              ---------         ---------
                                                 66,978            70,888
Cost of revenues:
  Licenses.................................         500             1,059
  Services.................................       5,782             6,407
                                              ---------         ---------
                                                  6,282             7,466
Gross profit...............................      60,696            63,422
Operating costs and expenses:
  Sales and marketing......................      37,242            49,079
  Research and development.................      19,219            22,668
  General and administrative...............       7,932            14,600
  Transaction and restructuring............       3,002             6,594
  Asset impairment.........................         276             1,979
                                              ---------         ---------
Operating income (loss)....................      (6,975)          (31,498)
Other income (expense), net................       2,104            (2,859)
                                              ---------         ---------
Income (loss) before income taxes..........      (4,871)          (34,357)
Provision (benefit) for income taxes.......      19,562           (10,211)
                                              ---------         ---------
Net loss...................................   $ (24,433)        $ (24,146)
                                              =========         =========

Loss per common share - basic and diluted     $   (0.49)        $   (0.47)
Shares used in computing loss per common
  share - basic and diluted                      50,319            51,438


                                                      DECEMBER 31,
                                               2002               2001
                                             --------           ------
                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital............................  $ 26,309           $ 33,450
Total assets...............................    63,556             88,121
Long-term debt.............................        --                 --
Shareholders' equity.......................    35,426             63,809

         See Section 17 for instructions on how you can obtain copies of our SEC reports that contain the financial statements we have summarized above.

11. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

         Members of our board of directors and our executive officers were not eligible to participate in the Exchange Offer. Information regarding material agreements, arrangements, or understandings, if any, between the issuer and executive officers and directors can be found in our Form 10-K, as amended, for our fiscal year ended December 31, 2002.

         The following table sets forth information as of May 20, 2003 with respect to (a) persons known to us to be beneficial owners of more than five percent (5%) of the outstanding shares of BindView's common stock, and (b) our executive officers and directors.

                   BENEFICIAL OWNER         SHARES(1)          PERCENTAGE(1)
                   ----------------         ---------          -------------
    Kevin P. Cohn(2)                            65,625               *
    Peter T. Dameris                                --               *
    Richard A. Hosley II(3)                    100,000               *
    Gary S. Margolis(4)                        290,572               *
    Edward L. Pierce(5)                        263,315               *
    Eric J. Pulaski(6)                       8,954,450            19.21%
    Robert D. Repass                                --               *
    Armand S. Shapiro(7)                        37,500               *
    Third Point Management Company           2,590,300             5.6%
    LLC/Daniel S. Loeb(8)
---------------
  *  Less than 1%

Notes:
         (1) In accordance with the guidelines of the Securities and Exchange Commission, each beneficial owner's percentage ownership is determined by assuming that options held by such person and exercisable within 60 days have been exercised. The numbers of shares and options held by persons listed because of their status executive officers or directors are based on our option-grant records; on public filings such as Form 3 and Form 4 filings; and on information supplied by the named persons.

         (2) Mr. Cohn is an executive officer of BindView. His listed holdings include 65,625 shares of common stock that would be issued if he were to exercise outstanding vested options.

         (3) Mr. Hosley is a director of BindView. His listed holdings include 100,000 shares of common stock that would be issued if he were to exercise outstanding vested options.

         (4) Gary Margolis is an executive officer of BindView. His listed holdings include 236,250 shares of common stock that would be issued if he were to exercise outstanding vested options.

         (5) Mr. Pierce is a director and a executive officer of BindView. His listed holdings include 200,000 shares of restricted common stock that will vest within 60 days and 40,625 shares of common stock that would be issued if he were to exercise outstanding vested options.

         (6) Mr. Pulaski is a director and an executive officer of BindView. His listed holdings include 31,250 shares of common stock that would be issued if he were to exercise outstanding vested options.

         (7) Mr. Shapiro is a director of BindView. His listed holdings include 37,500 shares of common stock that would be issued if he were to exercise outstanding vested options.

         (8) Information for Third Point Management BindView LLC ("Third Point") and Daniel S. Loeb ("Loeb") is based on a Schedule 13D filed on February 13, 2003 which lists Third Point and Loeb as Reporting Persons.

12. STATUS OF OPTIONS ACQUIRED BY US IN THE RESCISSION OFFER; ACCOUNTING CONSEQUENCES OF THE RESCISSION OFFER.

         All Qualifying Old Options that were accepted for exchange have been cancelled, and therefore are available for re-grant and issuance under their respective Plan and will fund the reserve required to carry out the option exchange that is the subject of this Rescission Offer. To the extent those shares exceed the reserve necessary for issuance upon the exercise of the New Options to be granted in connection with this Rescission Offer, those excess shares will be available for future awards to employees and other eligible plan participants.

         We will incur a compensation expense as a result of the Exchange Offer, but we do not believe that such compensation expense will be material.

13.      LEGAL MATTERS; REGULATORY APPROVALS.

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and our grant of New Options, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the issuance of New Options pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business.

14.      MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

         The following is a general summary of the material U.S. federal income tax consequences applicable to the return and exchange of options pursuant to this Rescission Offer and the grant of New Options. This discussion is based on the U.S. Internal Revenue Code, the relevant legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of this Rescission Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders, including our employees who are not U.S. citizens or treated as resident aliens for U.S. federal income tax purposes. No advance tax ruling has been sought or obtained from the IRS regarding the U.S. federal income tax consequences of any of the transactions described herein.

         Qualifying Old Option holders who are subject to taxation in countries other than the United States, whether by reason of their nationality, residence or otherwise, should consult with their individual tax advisors as to the consequences of their participation in this Rescission Offer.

         Exchange of Options for New Options. If you exchanged outstanding options for New Options, you should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. The exchange should be treated as a non-taxable exchange.

         Grant of New Options. You should not be required to recognize any income for U.S. federal income tax purposes when the New Options are granted to you. The grant of the New Options should not be a taxable event.

         Incentive Stock Options. You should not be subject to current income tax if you elect to accept this Rescission Offer to withdraw your Qualifying Old Options (to the extent that the Qualifying Old Options are incentive stock options) from the Exchange. We do not believe that if you accept this Rescission Offer there will be a change to any of the terms of your eligible incentive stock options

         The IRS will likely characterize the Exchange Offer as a "modification" of those incentive stock options that are Exchanged. Thus, if you do not accept this Rescission Offer, the portion of your incentive stock options that are Exchanged would be treated as non-statutory stock options.

         Exercise of New Options. The New Options received in the Exchange will be non-statutory stock options under the U.S. federal tax laws.

         When a non-statutory stock option is exercised, you will generally recognize taxable income for U.S. federal income tax purposes equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and you must satisfy the applicable withholding taxes with respect to such income. The subsequent sale of the shares acquired pursuant to the exercise of your non-statutory stock option generally will give rise to capital gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received upon the sale of the shares, and the sum of the (i) exercise price paid for the shares plus (ii) the taxable income previously recognized in connection with the acquisition of those shares. The gain or loss will be long-term if, at the time of such disposition, the holding period for the transferred shares is more than one (1) year.

         YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THIS RESCISSION OFFER OR THE EXCHANGE OFFER, INCLUDING THE APPLICABILITY OF ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY CHANGES (OR PROPOSED CHANGES) IN APPLICABLE TAX LAWS OR INTERPRETATIONS THEREOF.

15.      EXTENSION OF RESCISSION OFFER; TERMINATION; AMENDMENT.

         We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in
Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which this Rescission Offer is open by giving oral or written notice of such extension to the option holders and making an announcement thereof.

         We also expressly reserve the right, in our judgment, at any time prior to the Rescission Offer Expiration Date, to terminate this Rescission Offer upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice of such termination or postponement to the option holders and making an announcement thereof.

         Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in
Section 6 has occurred or is deemed by us to have occurred, to amend this Rescission Offer in any respect.

         Amendments to this Rescission Offer may be made at any time and from time to time by announcement of the amendment. In the case of an extension, the amendment will be issued no later than 9:00 a.m., Central Time, on the next business day after the last previously scheduled or announced Rescission Offer Expiration Date. Any public announcement made pursuant to this Rescission Offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change.

         If we materially change the terms of this Rescission Offer or the information concerning this Rescission Offer, or if we waive a material condition of this Rescission Offer or the Exchange Offer, we will extend this Rescission Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which the Rescission Offer must remain open following material changes in the terms of this Rescission Offer or information concerning this Rescission Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

16.      FEES AND EXPENSES.

         We will not pay any fees or commissions to any broker, dealer or other person for soliciting exchanges of options pursuant to this Rescission Offer.

17.      ADDITIONAL INFORMATION.

         We are filing with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part, with respect to this Rescission Offer and the Exchange Offer. This Rescission Offer and the Exchange Offer do not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to accept this Rescission Offer:

         1. our annual report on Form 10-K for our fiscal year ended December 31, 2002, filed with the SEC on March 31, 2003, as amended by Form 10-K/A, filed with the SEC on April 30, 2003;

         2. our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2003, filed with the SEC on May 15, 2003;

         3.       our current report on Form 8-K filed on February 3, 2003;

         4. the description of our common stock included in our registration statement on Form 8-A filed with the SEC on July 23, 1998, including any amendments or reports we file for the purpose of updating that description; and

         5. the description of our preferred share purchase rights contained in our registration statement on Form 8-A filed with the SEC on September 20, 2001, including any amendments or reports we file for the purpose of updating that description.

         These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

                  450 Fifth Street, N.W.             500 West Madison Street
                  Room 1024                          Suite 1400
                  Washington, DC 20549               Chicago, IL 60661

         You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Website at www.sec.gov.

         Our Common Stock is quoted on the Nasdaq National Market under the symbol "BVEW" and our SEC filings can be read at the following Nasdaq address:

                               Nasdaq Operations
                              1735 K Street, N.W.
                             Washington, D.C. 20006

         We will also provide without charge to each person to whom a copy of the Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

                        BindView Development Corporation
                    Attention: Investor Relations Department
                          5151 San Felipe, Suite 2500
                              Houston, Texas 77056

or by contacting D. C. Toedt, Vice President, General Counsel, and Secretary, at (713) 561-4000.

         As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Rescission Offer, you should rely on the statements made in the most recent document.

         The information contained in this Rescission Offer about BindView should be read together with the information contained in the documents to which we have referred you.

18.      MISCELLANEOUS.

         This Rescission Offer and our SEC reports referred to above include "forward-looking statements". When used in this Rescission Offer, words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "may," "will" and variations of these words or similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements speak only as of the date hereof. Such information is subject to change, and we will not necessarily inform you of such changes. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

         Important factors that may cause such a difference for BindView in connection with the stock option exchange program include, but are not limited to, the accounting treatment of the program; changes in the trading price of our common stock during the program and in the period between the cancellation of returned options and the issuance of New Options under the program; anticipated net losses, unpredictability of future revenues, economic conditions and stock market valuations affecting our target markets, potential fluctuations in quarterly operating results, lack of improvement in information technology spending, failure to achieve the desired results of our current restructuring initiatives, seasonal fluctuations in revenues which may cause volatility in our stock price, our failure to remain competitive, and other risks indicated in our filings with the SEC.

         Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and 8-K/A, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We strongly recommend that you review these filings. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

         The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 protects companies from liability for their forward-looking statements if they comply with the requirements of the act. The act does not provide this protection for transactions such as this Rescission Offer, to the extent it constitutes a tender offer, and may not be available for our forward-looking statements contained in this Rescission Offer.

         We are not aware of any jurisdiction where the making of this Rescission Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Rescission Offer is not in compliance with any valid applicable law, we intend to make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law or we determine that further efforts to comply are not advisable, this Rescission Offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

         WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS RESCISSION OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN (I)THIS DOCUMENT, (II) IN THE RELATED NOTICE OF WITHDRAWAL FORM, OR (III) THE ANSWERS TO QUESTIONS, IF ANY, POSTED ON OUR INTERNAL WEB SITE. IF ANYONE MAKES ANY REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION DIFFERENT FROM THE REPRESENTATIONS AND INFORMATION CONTAINED HEREIN OR AS SET FORTH IN THE PREVIOUS SENTENCE, YOU MUST NOT RELY UPON THAT REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD WITHDRAW YOUR OPTIONS FROM THE EXCHANGE PURSUANT TO THIS RESCISSION OFFER. YOU SHOULD RELY ONLY ON THE REPRESENTATIONS AND INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU.

BindView Development Corporation                                   May 30, 2003